Exhibit 99.2

CONTACT: William George	675 Bering Dr. Suite 400
Chief Financial Officer	Houston, Texas 77057
(713) 830-9600	713-830-9600
Fax 713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA DECLARES QUARTERLY DIVIDEND

Houston, TX — July 30, 2014 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that its board of directors declared a quarterly dividend of $0.055 per share on Comfort Systems USA, Inc. common stock.  The dividend is payable on August 22, 2014 to shareholders of record at the close of business on August 12, 2014.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 90 locations in 81 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.